Exhibit 10.1
PURCHASE AGREEMENT
This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 8, 2024, by and among Conduent Incorporated, a New York corporation (the “Company”), on the one hand, and Mr. Carl C. Icahn, an individual, and certain affiliated entities of Mr. Icahn that are signatories hereto and listed on Schedule A hereto (each such signatory hereto is referred to herein as a “Seller” and collectively, the “Sellers” or the “Icahn Group”), on the other hand.
WHEREAS, the Icahn Group directly owns issued and outstanding shares of common stock, par value $0.01 per share, of the Company (“Company Shares”);
WHEREAS, on December 31, 2016, the Company entered into a Joinder Agreement to a letter agreement, dated as of January 28, 2016, entered into by Xerox Corporation, the Company’s former parent company, with Carl C. Icahn, Icahn Capital LP and the other parties thereto (the “Icahn Agreement”), pursuant to which, among other things, Hunter Gary, Jesse A. Lynn and Steven Miller were appointed to the board of directors of the Company (the “Board”);
WHEREAS, a special committee of the Board (the “Special Committee”) comprised solely of independent directors of the Company has, at a duly convened and held meeting and based on, among other things, a fairness opinion issued by the financial advisor to the Special Committee, unanimously determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its shareholders (other than the Icahn Group) and recommended that the Board approve the entry by the Company into this Agreement and the consummation of the transactions contemplated hereby (the “Special Committee Recommendation”), and the Board (with the Icahn Designees (as hereinafter defined) being recused from voting with respect thereto) has, at a duly convened and held meeting, acting on the Special Committee Recommendation, unanimously determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its shareholders (other than the Icahn Group) and approved the execution of this Agreement by the Company and the consummation of the transactions contemplated hereby; and
WHEREAS, the Icahn Group desires to sell, and the Company desires to purchase, free and clear of any and all Liens (as defined herein), an aggregate of 38,149,336 Company Shares, representing all of the Company Shares or derivative securities or instruments in respect thereof owned of record or beneficially thereby, for an aggregate purchase price of $132,378,196 as set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE; CLOSING
Section 1.1    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Icahn Group agrees to sell, convey, assign, transfer and deliver to the Company (subject to receipt of the payment provided herein), and the Company agrees to purchase from the Icahn Group, an aggregate of 38,149,336 Company Shares (the “Purchased Shares”), free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, limitations on transfer or other agreements or claims of any kind or nature whatsoever (collectively, “Liens”), in such amounts set forth on Schedule A hereto in respect of each member of the Icahn Group.
Section 1.2    Purchase Price. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below) and in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to the Company of the Purchased Shares, the Company shall pay to the Icahn Group a price per Purchased Share of $3.47, for an aggregate price of $132,378,196, in cash, in such amounts set forth on Schedule A hereto in respect of each member of the Icahn Group.
Section 1.3    Expenses. All fees and expenses incurred by each party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party. Prior to the Closing Date (as defined below), each member of the Icahn Group shall provide to the Company an appropriate, correct and complete Internal Revenue Service Form W-9 or W-8, or if applicable confirm in writing to the Company that any such form which the Company has on file remains appropriate, correct and complete.
Section 1.4    Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before June 10, 2024 at such time or times as mutually agreed among the parties (the “Closing Date”).
Section 1.5    Closing Delivery.
(a)    At or prior to the Closing Date, in accordance with Section 1.1 hereof, each Seller shall deliver or cause to be delivered to Computershare Trust Company, N.A. (“Computershare”), at an address to be designated in advance in writing by the Company, the certificates representing the Purchased Shares to be purchased by the Company on the Closing Date from each Seller as set forth on Schedule A hereto, duly and validly endorsed or accompanied by stock powers duly and validly executed in blank and sufficient to convey to the Company good, valid and marketable title in and to such Purchased Shares, free and clear of any and all Liens. At the written election of a Seller, such Seller may, in lieu of delivering certificates representing the Purchased Shares to be sold thereby, cause its broker(s) to deliver the applicable Purchased Shares to Computershare through the facilities of the Depository Trust Company’s DWAC system. In the event of such an election, the Company shall deliver a letter to

Computershare, in a form reasonably acceptable to Computershare, which letter shall include the broker name, telephone number and number of Purchased Shares to be so transferred, instructing Computershare to accept the DWAC.
(b)    On the Closing Date, the Company shall deliver or cause to be delivered to each Seller the cash amounts set forth opposite each Seller’s name on Schedule A hereto, by wire transfer of immediately available funds to such accounts as each such Seller shall have specified in writing prior to such Closing Date.
(c)    Each party hereto further agrees to execute and deliver such other instruments as shall be reasonably requested by a party hereto to consummate the transactions contemplated by this Agreement.
ARTICLE II
COVENANTS
Section 2.1    Public Announcement; Public Filings.
(a)    On the date hereof, the Company shall issue a press release in the form of Exhibit A hereto. No party hereto nor any of its respective Affiliates shall issue any press release or make any public statement relating to the transactions contemplated hereby (including, without limitation, any statement to any governmental or regulatory agency or accrediting body) that is inconsistent with, or are otherwise contrary to, the statements in the press release.
(b)    Promptly following the date hereof, the Icahn Group shall cause to be filed with the U.S. Securities and Exchange Commission (the “SEC”) an amendment to their most recent Schedule 13D, as amended, and prior to the filing thereof, will provide the Company and its counsel and the counsel to the Special Committee a reasonable opportunity to review such amendment. No later than four business days following (i) the execution of this Agreement, the Company shall cause to be filed with the SEC a Current Report on Form 8-K disclosing, among other things, the execution of this Agreement and (ii) the effectiveness of the resignations provided for in Section 2.3 hereof, the Company shall cause to be filed with the SEC a Current Report on Form 8-K disclosing such resignations and, in each case, will provide the Icahn Group and its counsel a reasonable opportunity to review such filings.
Section 2.2    Termination of the Icahn Agreement; Continuing Obligations. Effective at the Closing but subject to the terms of this Agreement, including the remaining provisions of this Section 2.2, the Company and the Icahn Group acknowledge and agree that the Icahn Agreement shall terminate in its entirety, that the parties fully relinquish and waive all of their rights and release the other of any and all obligations under the Icahn Agreement. Notwithstanding the foregoing, the parties agree that Section 2 of the Icahn Agreement shall not be terminated at the Closing and shall remain in full force and effect following the Closing until the date that is thirty (30) days following the conclusion of the 2026 annual meeting of shareholders of the Company, except that, effective at the Closing and without any further action by any party or any Affiliate thereof, (a) the provisos contained in Section 2(h) of the Icahn Agreement shall be deemed deleted in its entirety, (b) the term “Voting Securities” shall be amended in its entirety to read

“the Company Shares (as defined in that certain Purchase Agreement dated June 8, 2024, among Conduent Incorporated, Carl Icahn and the other parties thereto) and any other equity securities of Conduent Incorporated or any subsidiary thereof, or securities or rights convertible into, or exercisable or exchangeable for Company Shares or such other equity securities, whether or not subject to the passage of time or other contingencies, and any other securities (including debt securities) or loans of or issued by Conduent Incorporated or any subsidiary thereof from time to time”, and (c) a new Section 2(j) shall be added to read “acquire Beneficial Ownership of any Voting Securities.”
Section 2.3    Resignations. Effective as of the Closing, pursuant to the terms of irrevocable letters of resignation previously delivered to the Board by each of Messrs. Hunter Gary, Jesse A. Lynn and Steven Miller (collectively, the “Icahn Designees”), the resignations of the Icahn Designees from the Board (and, as a result of such resignation, from all committees and sub-committees thereof) shall automatically become effective without further action.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE ICAHN GROUP
Each member of the Icahn Group hereby makes, jointly and severally, the following representations and warranties to the Company:
Section 3.1    Existence; Authority. Such member of the Icahn Group that is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such member of the Icahn Group has all requisite corporate power and authority to execute and deliver this Agreement, to perform its or his obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.
Section 3.2    Enforceability. This Agreement has been duly and validly executed and delivered by such member of the Icahn Group, and, assuming due and valid authorization, execution and delivery by the Company, this Agreement will constitute a legal, valid and binding obligation of such member of the Icahn Group, enforceable against such person in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.
Section 3.3    Ownership. Such member of the Icahn Group is the Beneficial Owner (as defined in the Icahn Agreement as amended herein) of the Purchased Shares set forth opposite its name on Schedule A hereto, free and clear of any and all Liens. Such member of the Icahn Group has full power and authority to transfer full legal and Beneficial Ownership of its respective Purchased Shares to the Company, and such member of the Icahn Group is not required to obtain the consent or approval of any person or governmental agency or organization to effect the sale of the Purchased Shares. Except as set forth on Schedule A, no member of the Icahn Group or any Affiliate thereof Beneficially Owns any Voting Securities (as defined in the Icahn Agreement as amended herein).

Section 3.4    Good Title Conveyed. All Purchased Shares sold by such member of the Icahn Group hereunder, shall be free and clear of any and all Liens and good, valid and marketable title to such Purchased Shares will effectively vest in the Company at the Closing.
Section 3.5    Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of such member of the Icahn Group, threatened against such party that could impair the ability of such member of the Icahn Group to perform its obligations hereunder or to consummate the transactions contemplated hereby.
Section 3.6    No Brokers or Tax Withholding. No member of the Icahn Group is, as of the date hereof, and no member of the Icahn Group will become, a party to any agreement, arrangement or understanding which could result in the Company having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement. No payment made by the Company to the Icahn Group pursuant to this Agreement shall be subject to income tax withholding.
Section 3.7    Other Acknowledgments.
(a)    Each member of the Icahn Group hereby represents and acknowledges that it is a sophisticated investor and that it knows that the Company may have material non-public information concerning the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects and that such information could be material to the Icahn Group’s decision to sell the Purchased Shares or otherwise materially adverse to the Icahn Group’s interests. Each member of the Icahn Group acknowledges and agrees, severally with respect to itself or himself only and not with respect to any other such party, that the Company shall have no obligation to disclose to it or him any such information and hereby waives and releases, to the fullest extent permitted by law, any and all claims and causes of action it has or may have against the Company and their respective Affiliates, officers, directors, employees, agents and representatives based upon, relating to or otherwise arising out of nondisclosure of such information or the sale of the Purchased Shares hereunder.
(b)    Each member of the Icahn Group further represents that it has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Shares and has, independently and without reliance upon the Company, made its or his own analysis and decision to sell the Purchased Shares. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the sale of the Purchased Shares, no such member of the Icahn Group is relying on the Company (or any agent or representative thereof). Such member of the Icahn Group has carefully considered and, to the extent it or he believes such discussion necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the sale of the Purchased Shares. Each of member of the Icahn Group acknowledges that none of the Company or any of their respective directors, officers, subsidiaries or Affiliates has made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.

(c)    Each member of the Icahn Group represents that (i) such member is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act of 1933, as amended, and (ii) the sale of the applicable Purchased Shares by such member (x) was privately negotiated in an independent transaction and (y) does not violate any rules or regulations applicable to such member.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company makes the following representations and warranties to the Icahn Group:
Section 4.1    Existence; Authority. The Company is a New York corporation, validly existing and in good standing under the laws of New York. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.
Section 4.2    Enforceability. This Agreement has been duly and validly executed, and, assuming due and valid authorization, execution and delivery by the Icahn Group, this Agreement will constitute a legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles. The purchase of the Purchased Shares by the Company (i) was privately negotiated in an independent transaction and (ii) does not violate any rules or regulations applicable to the Company.
Section 4.3    Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company that could impair its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
Section 4.4    No Brokers. The Company is not, as of the date hereof, and will not become, a party to any agreement, arrangement or understanding which could result in the any member of the Icahn Group having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.
ARTICLE V
MISCELLANEOUS
Section 5.1    Survival. Each of the representations, warranties, covenants, and agreements in this Agreement shall survive the Closing.
Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Except as expressly set forth in this Agreement, no party has made any representation warranty, covenant or agreement.
Section 5.2    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, mail (registered or certified, postage prepaid, return receipt requested) or electronic mail to the respective parties hereto addressed as follows:
If to the Company:
Conduent Incorporated
100 Campus Drive, Suite 200
Florham Park, New Jersey 07932
Attention: Michael Krawitz, EVP, General Counsel and Secretary
Email: Michael.krawitz@conduent.com

With a copy to (which shall not constitute notice):
Holland & Knight LLP
515 East Las Olas Boulevard, Suite 1200
Fort Lauderdale, Florida 33301
Attention: Tammy Knight
Email: tammy.knight@hklaw.com
and
Willkie Farr & Gallagher LLP
787 Seventh Ave.
New York, NY 10019
Attention: Russell Leaf and Jared Fertman
Email: rleaf@willkie.com; jfertman@willkie.com
If to any Seller and member of the Icahn Group:
Icahn Enterprises L.P.
16690 Collins Avenue, Penthouse Suite
Sunny Isles Beach, FL 33160
Attention: Jesse Lynn
Email: jlynn@sfire.com

Section 5.3    Certain Definitions. As used in this Agreement, the Company and each member of the Icahn Group are referred to herein individually as a “party” and collectively as “parties.” Any capitalized term used herein and not otherwise defined herein shall have the meanings set forth in the Icahn Agreement.

Section 5.4    Specific Performance. The Company and the Icahn Group acknowledge and agree that the other would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.
Section 5.5    No Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
Section 5.6    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding. The parties agree that the court making any such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of, delete specific words or phrases in, or replace any such invalid or unenforceable provision with one that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
Section 5.7    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that this Agreement (and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld). Any purported assignment of a party’s rights under this Agreement in violation of the preceding sentence shall be null and void.
Section 5.8    Entire Agreement; Amendments. This Agreement (including any Schedules and Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, provided that the provisions of the Icahn Agreement that expressly survive the Closing as herein provided shall continue to remain in effect in accordance with the terms set forth herein and therein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.

Section 5.9    Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 5.10    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to choice of law principles thereof that would cause the application of the laws of any other jurisdiction.
Section 5.11    Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal or state courts of the State of New York (the “Chosen Courts”) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Courts, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law.
Section 5.12    Counterparts; Facsimile. This Agreement may be executed in counterparts, including by facsimile or PDF electronic transmission, including DocuSign, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
Section 5.13    Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
Section 5.14    Interpretation. The parties acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived.
Section 5.15    Special Committee. Notwithstanding anything contained herein to the contrary, the parties acknowledge and agree that any and waivers, amendments or other material matters, actions or decisions pertaining to this Agreement or the transactions contemplated hereby shall, prior to the Closing, only be agreed to or undertaken by the Company if the same is approved by the Board with the affirmative recommendation of the Special Committee.
Section 5.16    Confidentiality. Each of the members of the Icahn Group agree to treat any and all information concerning or relating to the Company or any of its subsidiaries or current or former affiliates that was furnished to it or its agents, representatives, attorneys, advisors, directors, officers or employees (collectively, the “Representatives”) (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise) by any Icahn Designee or in connection with the Icahn Agreement, or by or on behalf of the Company, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Confidential Information”), strictly confidential. The term “Confidential Information” does not include information that (a) is or has become generally available to the public other than as a result of a direct or indirect disclosure by the Icahn Group or its Representatives in violation of this Agreement or any other obligation of confidentiality, (b) was within the Icahn Group’s or any of its Representatives’ possession on a non-confidential basis prior to its being furnished to the Icahn Group by any Icahn Designee, or by or on behalf of the Company or its agents, representatives, attorneys, advisors, directors, officers or employees (collectively, the “Company Representatives”), or (c) is received from a source other than any Icahn Designee, the Company or any of the Company Representatives; provided, that in the case of (b) or (c) above, the source of such information was not believed by the Icahn Group, after reasonable inquiry, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other person with respect to such information at the time the information was disclosed to the Icahn Group.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.
CONDUENT INCORPORATED
By: /s/CLIFFORD SKELTON
Name: Clifford Skelton
Title: Chief Executive Officer and President
[Signature Page to Purchase Agreement between Icahn and Conduent]

ICAHN PARTNERS LP
ICAHN PARTNERS MASTER FUND LP
ICAHN ONSHORE LP
ICAHN OFFSHORE LP
ICAHN CAPITAL LP
IPH GP LLC

By: /s/JESSE LYNN__________________
Name: Jesse Lynn
Title: Chief Operating Officer

BECKTON CORP.
HIGH RIVER LIMITED PARTNERSHIP
BARBERRY CORP.

By: /s/TED PAPAPOSTOLOU___________
Name: Ted Papapostolou
Title: Vice President

ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By: /s/TED PAPAPOSTOLOU____________
Name: Ted Papapostolou
Title: Chief Financial Officer

/s/CARL C. ICAHN_____________________
CARL C. ICAHN

[Signature Page to Purchase Agreement between Icahn and Conduent]

Schedule A
Purchased Shares; Payments

Name of Seller	# of Purchased Shares to be delivered by Seller to Company at Closing	Payment to be made by Company to Seller at Closing	# of Company Shares Beneficially Owned Post- Closing
Icahn Partners LP	22,300,251	$77,381,871	0
Icahn Partners Master Fund LP	15,849,085	$54,996,325	0
Schedule A to Purchase Agreement

Exhibit A
News from Conduent
Conduent Incorporated
100 Campus Drive
Florham Park, N.J. 07932
www.Conduent.com
Conduent Repurchases Shares
from Carl Icahn and Affiliates

FLORHAM PARK, N.J., June 10, 2024 -- Conduent Incorporated (Nasdaq: CNDT) (the “Company” or “Conduent”), a global technology-led business solutions and services company, today announced that it entered into and consummated a share purchase agreement (the “Purchase Agreement”) to repurchase all of the shares of the Company’s common stock beneficially owned by Carl C. Icahn through certain of his affiliates (the “Icahn Parties”) at a purchase price of $3.47 per share, the closing price of the Company’s common shares on June 7, 2024, the last full trading day prior to the execution of the Purchase Agreement. The aggregate purchase price for the repurchase is approximately $132 million, which was funded from Conduent’s cash on hand and existing credit facility.

Following the purchase, the Icahn Parties no longer hold any Conduent common shares. In connection with the transaction, Hunter Gary, Jesse Lynn and Steven Miller, who are employed by the Icahn Parties, have resigned from the Company’s board of directors (the “Board”).

“Our decision to repurchase shares reflects the confidence we have in our business, our strategy and our long-term growth prospects,” said Cliff Skelton, Conduent President and Chief Executive Officer. “Following this transaction, we will continue to focus our capital allocation in the near-term on additional pay down of debt to further reduce our debt leverage ratios. I would also like to thank Carl for his support and his team for their contributions to our Company over the years.”

Carl Icahn said, “We believe we have left the Company in good hands with Cliff and the rest of the Conduent management team. We wish them the best.”

The transaction was unanimously recommended to Conduent’s Board by a Special Transaction Committee of the Board, comprised solely of independent directors. The Special Transaction Committee was advised by independent legal and financial advisors. The entire Board, except for members employed by Icahn Parties, who recused themselves from the vote, voted in favor of the transaction.

Jefferies LLC acted as financial advisor to the Special Transaction Committee and Willkie Farr & Gallaher LLP served as independent legal counsel to the Special Transaction Committee. Holland & Knight LLP served as legal counsel to Conduent.
Exhibit A to Purchase Agreement

About Conduent
Conduent delivers digital business solutions and services spanning the commercial, government and transportation spectrum – creating valuable outcomes for its clients and the millions of people who count on them. The Company leverages cloud computing, artificial intelligence, machine learning, automation and advanced analytics to deliver mission-critical solutions. Through a dedicated global team of approximately 59,000 associates, process expertise and advanced technologies, Conduent’s solutions and services digitally transform its clients’ operations to enhance customer experiences, improve performance, increase efficiencies and reduce costs. Conduent adds momentum to its clients’ missions in many ways including disbursing approximately $100 billion in government payments annually, enabling 2.3 billion customer service interactions annually, empowering millions of employees through HR services every year and processing nearly 13 million tolling transactions every day. Learn more at www.conduent.com.

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Media Contact:
Sean Collins, Conduent, +1-310-497-9205, Sean.Collins2@conduent.com

Investor Relations Contact:
Giles Goodburn, Conduent, +1-203-216-3546, ir@conduent.com

Note: To receive RSS news feeds, visit www.news.conduent.com. For open commentary, industry perspectives and views, visit http://twitter.com/Conduent, http://www.linkedin.com/company/conduent or http://www.facebook.com/Conduent.

Trademarks
Conduent is a trademark of Conduent Incorporated in the United States and/or other countries. Other names may be trademarks of their respective owners.

Forward-Looking Statements
This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” "plan," “intend,” “will,” “aim,” “should,” “could,” “forecast,” “target,” “may,” "continue to," “endeavor,” "if,” “growing,” “projected,” “potential,” “likely,” "see," "ahead," "further," "going forward," "on the horizon," “enable,” “strategy,” and similar expressions (including the negative and plural forms of such words and phrases), as they relate to us, are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, statements regarding the share
Exhibit A to Purchase Agreement

repurchase transaction and our plan to continue to allocate capital to reduce our debt levels. These statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, many of which are outside of our control, that could cause actual results to differ materially from those expected or implied by such forward-looking statements contained in this press release, any exhibits to this press release and other public statements we make. Important factors and uncertainties that could cause actual results to differ materially from those in our forward-looking statements include, but are not limited to Conduent’s ability to realize the benefits anticipated from the share repurchase transaction and other factors that are set forth in the “Risk Factors” and other sections of our Annual Report on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Any forward-looking statements made by us in this press release speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether because of new information, subsequent events or otherwise, except as required by law.
Exhibit A to Purchase Agreement